Exhibit 26 (g) (ii)

INTERESTS AND LIABILITIES AGREEMENT
(the"Agreement")

of

SWISS RE LIFE & HEALTH AMERICA INC.
(the "Subscribing Reinsurer")

as respects the

LIFE SURPLUS SHARE REINSURANCE CONTRACT
Effective: January 1, 2019
(the "Contract")

issued to and executed by

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA Newark, New Jersey
including any and/or all companies that are or may hereafter become affiliated therewith
(collectively, the "Company")

The Subscribing Reinsurer's share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be 100.00%.

The share of the Subscribing Reinsurer in the interests and liabilities of the Reinsurer in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of such other subscribing reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Local Standard Time, January 1, 2019 and shall be subject to the provisions of the Term Article and the Special Termination Article and all other terms and conditions of the Contract.

Premium and loss payments made to Guy Carpenter shall be deposited in a Premium and Loss Account in accordance with Section 32.3(a)(l) of Regulation 98 of the Department of Financial Services of the State of New York. The Subscribing Reinsurer consents to withdrawals from said account in accordance with Section 32.3(a)(3) of the Regulation, including interest and
Federal Excise Tax.

Effective: January 1, 2019 U1G30006	1 of 2	DOC: December 17, 2018

Brokerage for Guy Carpenter (US) hereunder is 5.0% of gross ceded premium for the first
$Redacted of ceded premium for each Contract Year and 3.0% of gross ceded premium in excess of $Redacted for each Contract Year.

IN WITNESS WHEREOF, the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized representative as follows:

on this 21st day of December , in the year 2018 .

SWISS RE LIFE & HEALTH AMERICA INC.

/s/ Christopher A. Howley                Frank Crisafi
Christopher A. Howley                Frank Crisafi
Vice President                    VP

Market Reference Number:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA LIFE SURPLUS SHARE REINSURANCE CONTRACT

Effective: January 1, 2019 U1G30006	2 of 2	DOC: December 17, 2018